EXHIBIT 10.11

STOCK REDEMPTION AGREEMENT

THIS STOCK REDEMPTION AGREEMENT ("Agreement") made and entered into as of May 7, 2013 (the "Effective Date") by and between Arthur John Carter, an individual ("Stockholder") and Clear System Recycling, Inc., a Nevada corporation (the "Company").

R E C I T A L S:

WHEREAS, the Company is a Nevada corporation with its principal place of business at 73 Raynor Place, Oakville, Ontario, Canada L6J 6MF;

WHEREAS, Stockholder owns Twenty-Three Million (23,000,000) of the issued and outstanding shares of common stock of the Company, which are represented by certificate no. 1090 (the "Shares"); and

WHEREAS, Stockholder desires to sell and the Company desires to purchase the Shares from Stockholder (the "Redemption Shares") upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby covenant and agree as follows:

1.         Recitals.  The above recitals are true and correct and are incorporated herein by this reference.

2.         Stock Redemption.  As of the Effective Date, the Company hereby acquires the Redemption Shares in exchange for the aggregate purchase price in cash of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Company and Stockholder (collectively, the "Purchase Price").  Stockholder hereby agrees to duly execute the stock power, attached hereto at the end of this Agreement and incorporated herein by this reference, authorizing the transfer to the Company of the Redemption Shares upon the books of the Company.  A new certificate for remaining shares represented by the certificate in excess of 23,000,000 shares, if any, shall be reissued in the name of the Stockholder containing appropriate restrictive legends as required under the Securities Act of 1933, as amended, and should be delivered to the address of the Stockholder as reflected on the Company’s stock transfer records.

3.         Representations and Warranties.  Effective as of the date of this Agreement Stockholder represents and warrants to the Company as follows:

(a)                Noncontravention.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:  (1) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Stockholder; (2) violate any statute, law or regulation of any jurisdiction applicable to Stockholder in connection with the transactions contemplated herein; or (3) violate or constitute a default under any mortgage, indenture, deed of trust, lease, contract, obligation, agreement, license or instrument to which Stockholder is a party.

(b)               Enforceability of Agreement. Stockholder has executed and delivered this Agreement, which constitutes, the legal, valid and binding obligation of Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application.

(c)                Title to the Redemption Shares.  Stockholder: (1) is the lawful owner, of record and beneficially, of the Redemption Shares; and (2) has good and marketable title to the Redemption Shares, free and clear of any and all liens, encumbrances, restrictions and claims of every kind and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto.  Stockholder is not the subject of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar proceeding affecting creditors' rights and remedies generally.  Except for this Agreement, there are no contracts or other understandings or arrangements between Stockholder and any other person with respect to the acquisition, disposition, transfer, registration or voting of, or any other matters in any way pertaining or relating to, any of the securities of the Company.  Stockholder does not have any right whatsoever to receive or acquire any additional securities of the Company.

(d)               Pending Actions.  There are no existing, pending or threatened lawsuits, or appeals of prior lawsuits or proceedings before any judicial, administrative, bankruptcy, governmental, quasi-governmental or municipal tribunal affecting the Redemption Shares or, to Stockholder's knowledge, the Company.

(e)        Acknowledgment.  Stockholder acknowledges, understands and is aware that the Company is currently (and has been) considering various transactions which may affect the market value of the Redemption Shares.  Such transactions include but are not limited to, various types of merger agreements, acquisitions of stock or assets, initial public offerings and other similar transactions.  Stockholder further acknowledges and understands that the consummation of such transactions may result in the value of the Redemption Shares exceeding the Purchase Price, and that Stockholder enters into this Agreement with such knowledge and upon Stockholder's sole accord.

(f)        Survival of Representations and Warranties.  The representations and warranties set forth in this Agreement shall survive the Effective Date.

4.         Release and Indemnification.  Effective as of the Effective Date, Stockholder, regardless of any prior knowledge, inspection or investigation on the part of the Company, hereby releases the Company and agrees to indemnify and hold harmless the Company (and its respective affiliates, directors, officers, fiduciaries, employees and agents),  against and in respect of:  (1) any loss, claim, liability, obligation, or damage (collectively, "Damages") which the Company may suffer or incur after the Effective Date resulting from or arising in connection with the breach of any representations or warranties, or non-fulfillment of any covenant or agreement on the part of Stockholder contained in this Agreement or any of the documents executed by Stockholder in connection with the transactions contemplated by this Agreement; and (2) all actions, suits, investigations, proceedings, demands, assessments, judgments, reasonable attorneys' fees, costs and expenses incident to the foregoing, including, but not limited to, any audit or investigation by any governmental entity.

5.         Future Assurances.  After the redemption, either party upon request of the other party will execute and deliver such further instruments of assignment, conveyance and transfer documents as are reasonable to assure, complete and evidence the full and effective closing of this Agreement.

6.         Governing Law and Jurisdiction.  This Agreement is to be construed in accordance with and shall be governed by the laws of the State of Nevada the exclusive venue for any dispute arising under this Agreement shall be in Nevada.

7.         Complete Agreement.  This Agreement constitutes the complete agreement between the parties and incorporates all prior agreements and representations.  This Agreement may not be amended, changed or otherwise modified except by a writing signed by the party to be charged by said amendment, change and modification.

IN WITNESS WHEREOF, Stockholder and the Company has each caused this Stock Redemption Agreement to be executed as of the day and year first written above.

"Stockholder" /s/ Arthur John Carter Arthur John Carter
"Company" CLEAR SYSTEM RECYCLING, INC., a Nevada corporation /s/ Michael Noonan By: Michael Noonan Chief Financial Officer

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